Exhibit 10.2


               Grantee:       Phillip D. Matthews

               Address:       1340 Oak View Avenue
                              San Marino, CA 91108

               Number of Shares:   10,000

               Date of Award: March 27, 1995

               Restricted Stock Number: 94R/PDM-1



                           RESTRICTED STOCK AGREEMENT


          This Restricted Stock Agreement ("Agreement") is made as of the award date set forth above between WOLVERINE WORLD WIDE, INC., a Delaware corporation ("Wolverine"), and PHILLIP D. MATTHEWS, the Chairman of Wolverine's Board of Directors ("Matthews").

          The Compensation Committee of Wolverine's Board of Directors (the "Committee") hereby awards restricted stock to Matthews, conditioned upon his continued service as Chairman of the Board of Directors of Wolverine and subject to the terms, conditions, and provisions contained in this Agreement.

     1. Award. Wolverine hereby awards to Matthews 10,000 shares of Wolverine's common stock, $1 par value, subject to restrictions imposed under this Agreement (the "Restricted Stock").

     2. Transferability. Until the restrictions lapse as set forth in paragraph 3 below, the Restricted Stock granted under this Agreement is not transferable by Matthews except by will or according to the laws of descent and distribution. In addition, all rights with respect to the Restricted Stock are exercisable during Matthews' lifetime only by Matthews or his guardian or legal representative. Wolverine shall place an appropriate legend upon any certificate representing shares of Restricted Stock awarded under this Agreement and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

     3. Lapsing of Restrictions. Except as otherwise provided in this Agreement, the restrictions imposed on the Restricted Stock awarded pursuant to this Agreement shall lapse as follows: restrictions on 3,334 shares of the Restricted Stock shall lapse on the date of this Agreement; restrictions on an additional 3,333 shares of the Restricted Stock shall lapse on January 1, 1996; and restrictions on the remaining 3,333 shares of the Restricted Stock shall lapse on January 1, 1997. The periods during which Restricted Stock is subject to restrictions imposed under this Agreement shall be known as "Restricted Periods."


     4. Certifications. Matthews intends to continue to serve as Chairman of the Board of Wolverine for the remainder of Matthews' term during which the Restricted Stock evidenced by this Agreement was granted. Matthews hereby represents and warrants that Matthews is acquiring the Restricted Stock awarded under this Agreement for Matthews' own account and investment and without any intent to resell or distribute the Restricted Stock. Matthews shall not resell or distribute the Restricted Stock after any Restricted Period except in compliance with such conditions as Wolverine may reasonably specify to ensure compliance with federal and state securities laws.

     5. Termination of Chairman of the Board Status. If Matthews' status as Chairman of the Board with Wolverine is terminated during any Restricted Period for any reason other than Matthews' death, disability, termination "for cause" as defined in the Supplemental Director's Fee Agreement of even date herewith between Wolverine and Matthews ("Fee Agreement"), or termination by Wolverine following a "Change of Control" (as such term is defined in the Fee Agreement), all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to Wolverine; provided, however, that in the event of a termination of Chairman of the Board status by Wolverine, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares of Restricted Stock and/or may add such new restrictions to such shares of Restricted Stock as it deems appropriate.
In the event Matthews' status as Chairman of the Board is terminated with Wolverine because of death or disability during any Restricted Period, the restrictions applicable to Matthews' shares of Restricted Stock still subject to restriction shall terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock still subject to restriction multiplied by the number of full months that have lapsed since the date of grant divided by the maximum number of full months of the Restricted Period, and all remaining shares shall be forfeited and returned to Wolverine; provided, however, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock either before or after Matthews' death or disability. In the event Matthews' status as Chairman of the Board with Wolverine is terminated by Wolverine following a "Change of Control" (as such term is defined in the Fee Agreement), the restrictions applicable to Matthews' shares of Restricted Stock shall immediately terminate. In the event Matthews' status as Chairman of the Board with Wolverine is terminated "for cause" (as such term is defined in the Fee Agreement), Matthews shall have no further right to receive any Restricted Stock, and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to Wolverine.

     6. No Obligation of Wolverine. The award of Restricted Stock under this Agreement shall not impose upon Wolverine any obligation to retain Matthews as Chairman of the Board or in any other capacity for any given period or upon any specific terms. Wolverine may at any time remove Matthews from his position as Chairman of the Board in accordance with Wolverine's By-Laws, Certificate of Incorporation, or applicable law, free from any liability or claim under this Agreement except as expressly provided otherwise herein.
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     7.   Stockholder Rights. During the Restricted Period, Matthews shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by Matthews as if Matthews held unrestricted common stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Agreement. Any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as those relating to the Restricted Stock awarded under this Agreement. After the restrictions applicable to the Restricted Stock lapse, Matthews shall have all stockholder rights, including the right to transfer the shares, subject to such conditions as Wolverine may reasonably specify to ensure compliance with federal and state securities laws.

     8. Corporate Changes. In the event of any stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares, or any other change in the corporate structure or shares of Wolverine, the number and class of shares of Restricted Stock shall be appropriately adjusted.

     9. Effective Date. This award of Restricted Stock shall be effective as of the date first set forth above.

     10. Amendment. This Agreement shall not be modified except in a writing executed by the parties hereto.


                              WOLVERINE WORLD WIDE, INC.



                              By  s/ Geoffrey B. Bloom
                                  Geoffrey B. Bloom, Chief Executive
                                   Officer



                              s/ Phillip D. Matthews
                              Phillip D. Matthews















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